China Ruitai International Holdings Co., Ltd. Reports 2010 Financial Results

Company to host conference call on April 4, 10:00am ET

Increased production capacity and selling prices boosts sales by 20.8% to $43.2 million; net income by 22% to $6.9 million with EPS of $0.26

Shifting product portfolio to higher margin industries; Pharmaceutical sales contributed to 46.1% of total revenue

FEICHENG, China, April 1, 2011 /PRNewswire-Asia/ -- China Ruitai International Holdings Co., Ltd. ("China Ruitai", or  "the Company") (OTC Bulletin Board: CRUI), a manufacturer and distributor of cellulose ether additives for use in the production of pharmaceuticals, construction materials, PVC products, foods and beverages and cosmetics, today announced its 2010 results for the three and twelve months ended December 31, 2010.

Three and Twelve months 2010 Results (ended December 31, 2010)
	2010	2009	CHANGE	Q4 2010	Q4 2009	CHANGE
Net Sales	$43.2 million	$35.7 million	+20.8%	$10.6 million	$8.9 million	+19.6%
Gross Profit	$12.8 million	$11.9 million	+7.8%	$3.0 Million	$2.3 million	+26.1%
Net Income	$6.9 million	$5.6 million	+22.2%	$1.6 million	$1.2 million	+32.8%
EPS (Diluted)	$0.26	$0.22	+18.2%	$0.06	$0.05	+ 20%

"We have seen another year of consistent growth as we the top line and bottom line increased by 20%, " began Chairman Dianmin Ma of China Ruitai. "With escalating demand for our product from pharmaceutical, food and cosmetics customers and a dedicated sales team catering to their needs, we anticipate further margin improvements as we move into 2011. We are well positioned to capture further market share by leveraging our recognized brand to win business. As the competitive landscape narrows due to smaller non-compliant facilities closing, we are optimistic about enhanced pricing power and leading position in the marketplace."

For the 3 months ended December 31, 2010

Total revenue for the three months ended December 31, 2010 was $10.6 million, a 19.6% increase compared to $8.9 million in 2009. The increase in sales was mainly attributed by sales of Ethyl Cellulose ("EC") added by the additional 500 tons of EC production line in the second half of 2010 and pharmaceutical Hydroxypropyl Methyl Cellulose (HPMC).

Cost of sales during the three months ended December 31, 2010 increased by 17.2% to $7.6 million compared to $6.5 million in 2009.

Gross profit for the period was $3.0 million compared to $2.3 million in 2009, a 26.1% increase year-over-year. Increases in gross margins were attributed to greater sales revenues and increased sales of Company's higher margin, EC-based product line for pharmaceutical uses.

Net income in fourth quarter of 2010 increased 32.8% to $1.6 million versus the same period in 2009. Earnings per share were $0.06 per share, a 20% increase in EPS for the quarter compared to the fourth quarter, 2009.

For the 12 months ended December 31, 2010

Total revenue for the twelve months ended December 31, 2010 was $43.2 million, a 20.8% increase compared to $35.7 million in 2009. The increase in revenues was primarily a result of increased production capacity of Ethyl Cellulose (EC) and sales of the Company's EC-based products for the pharmaceutical industry. In July 2010, the Company added an additional 500 tons of new production for ethyl cellulose, which is mainly used as a chemical additive in the production and manufacturing of medicine tablets. Total capacity on December 31st was 8500 tons annually and during 2010 the company operated at 86% capacity utilization. In the last two quarters of the year, the Company was also able to increase the average per ton selling price of the products by $250, or 8%, which also contributed to the increase.

Cost of sales during for the year ended December 31, 2010 increased by 27.3% to $30.4 million compared to $23.9 million in the same period of 2009. The increase was consistent with the increase in revenues and increase in the market pricing of ginned cotton, the key raw material used in the manufacturing of cellulose ether. Cotton pricing increases was mitigated by processing an alternative raw material, wood pulp, to extract cellulose for the production of ether cellulose.

Gross profit still increased by 7.8% to $12.8 million for the fiscal year 2010 compared to $11.9 million in the prior responding fiscal year.

Selling and marketing expenses which consist of sales commissions, freight charges, and advertising and promotion expenses increased to 15.1% to $1.8 million compared to $1.5 million in 2009.  General and administrative ("G&A") expenses decreased by 47.1% to $1.4 million compared to $2.6 million in 2009. The decrease in G&A expenses was related to costs reductions in sales staff overhead after the Company consolidated their Beijing sales teams in one office. China Ruitai's dedicated sales department is servicing existing and potential clients across the pharmaceutical, packaged food, personal care and cosmetics industries.

Operating expenses for the year ended December 31, 2010 were $3.2 million, compared to $4.2 million in the prior year's corresponding period, a 24.0% decrease year-over-year.

Operating income advanced 25.0% to $9.6 million, with operating margin of 22.3%.

Net income for the 12 months ended December 31, 2010 was $6.9 million compared to $5.7 million in the prior year's corresponding period, a 22.2% increase over the prior year. Earnings per share increased 18.2% to $0.26 in the 12 months period based on 26.0 million basic and diluted shares outstanding.

Financial Condition

As of December 31, 2010, the Company had $25.3 million in cash and cash equivalents, up from $10.2 million as of December 31, 2009. The Company had $42.3 million in short term loans and $18.1 million in notes payable from several large financial institutions, including Bank of China, China Agriculture Bank and China Citic Bank, Cooperative as of December 31, 2010. China Ruitai reduced notes payable by approximately $31.9 million compared to the end of year 2009. Shareholder's equity was $29.9 million, a 35.7% increase from $22.0 million reported on December 31, 2009.

Conference Call

Ms. Dianmin Ma, Chairwoman and CEO, Mr. Gang Ma, CFO and Ms. Crystal Tang, VP of Investor Relations will host the conference call. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for the "China Ruitai Call" and/or be prepared to provide the conference ID.

Date:	Friday, April 4, 2011
Time:	10:00 am Eastern Time US
Conference Line Dial-In (U.S.):	1-877-941-1427
International Dial-In:	1-480-629-9664
Conference ID:	4430994 "China Ruitai"
Webcast:	http://viavid.net/dce.aspx?sid=000083D8

Please dial in at least 10-minutes before the call to ensure timely participation.

A playback of the call will be available from 12:00 Noon Eastern Time on April 4 until 11:59 pm Eastern Time on April 11, 2011. To listen, call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Please use the replay pin number 4430994.

This call is also being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00007D7B or at ViaVid's website at http://www.viavid.net, where the webcast can be accessed through April 4, 2012.

About China Ruitai International Holdings Co.

China Ruitai is engaged in the production and sales of processed chemicals, with a primary focus on non-ionic cellulose ether products. Cellulose ether is an organic chemical that dissolves in water and other organic solvents. Due to the surface-active properties of cellulose ether, it acts as a thickener and stabilizer in aqueous solutions, making it a beneficial additive in a wide variety of commercial industries and products, including, but not limited to the pharmaceutical industry, the construction industry, PVC products, food and beverage products, petroleum, and cosmetics. Specific examples of applications in which cellulose ether products are used include: as a stabilizer and thickener in latex paint; in mortar dry mix for building materials; to improve the performance of resin in PVC production; as a membrane reagent, stabilizer, and thickener in pharmaceuticals; and to improve jam, ice cream, toothpaste and lipsticks in the food and cosmetic industries. China Ruitai is one of the largest non-ionic cellulose ether producers in China.

Forward-Looking Statements

This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the PRC, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

COMPANY

Ms. Crystal Tang, VP of Finance
China RuiTai International Holdings Co, Ltd
1221 Avenue of Americas Suite 4200
New York, NY 10020
Web: http://www.rutocel.com
Phone: +1 212-899-5131
E-mail: tmqcrui@gmail.com
crystal@rutocel.com

INVESTOR RELATIONS:

Mr. John Mattio, Senior Vice President
HC International, Inc.
Phone: +1 203-616-5144
Email: john.mattio@hcinternational.net
Web: http://www.hcinternational.net

- Financial Statements Follow –

CHINA RUITAI INTERNATIONAL HOLDINGS CO., LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$25,286,619	$10,174,528
Restricted cash	10,254,394	33,054,466
Accounts receivable, net	4,896,665	4,098,729
Notes receivable	2,736,496	7,153,450
Advance to suppliers, net	1,171,477	1,649,685
Inventories	9,468,211	8,132,681
Other receivables, net	1,023,337	126,657
Total current assets	54,837,199	64,390,196
Property and equipment, net	14,014,923	13,204,825
Commercial leasing assets, net	37,079,584	36,710,934
Land use rights, net	5,045,883	4,988,817
Long-term investment	-	888,960
TOTAL ASSETS	$110,977,589	$120,183,732

LIABILITIES AND EQUITY
Current liabilities:
Short-term bank loans	$42,339,454	$27,195,342
Accounts payable	7,691,017	6,175,266
Notes payable	18,149,369	50,020,476
Advance from customers	687,408	127,419
Due to related party- current portion	2,526,474	2,979,171
Income tax payable	4,336,457	5,277,239
Other payables	3,872,549	2,900,942
Loan from employees	1,470,138	1,476,292
Total current liabilities	81,072,866	96,152,147

Due to related party- long-term portion	-	1,986,114
Total Liabilities	81,072,866	98,138,261
Commitments and contingencies
Equity: Shareholders' Equity	-	-
Common stock ($.001 par value; 50,000,000 shares authorized, 26,000,000 shares issued and outstanding as of December 31, 2010 and 2009, respectively)	26,000	26,000
Additional paid-in capital	2,908,171	2,908,171
Statutory reserves	1,369,652	1,369,652
Retained earnings	23,043,387	16,179,230
Accumulated other comprehensive income	2,264,049	1,347,371
Total China Ruitai shareholders' equity	29,611,259	21,830,424
Non-controlling interests	293,464	215,047
Total Equity	29,904,723	22,045,471
TOTAL LIABILITIES AND EQUITY	$110,977,589	$120,183,732

CHINA RUITAI INTERNATIONAL HOLDINGS CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years ended December 31,
	2010	2009

Sales	$43,183,319	$35,736,104
Cost of sales (see note below)	30,382,960	23,865,156
Gross margin	12,800,359	11,870,948

Operating expenses:
General and administrative expenses	1,380,869	2,611,721
Selling expenses	1,780,940	1,547,688
Total operating expense	3,161,809	4,159,409

Income from operations	9,638,550	7,711,539

Other income/(expense)
Interest income	985,386	2,370,482
Interest expense	(2,347,235)	(2,473,370)
Commercial leasing income	1,334,515	-
Cost of commercial leasing	(861,104)	-
Other income/(expense)	255,775	(40,835)
Other expense, net	(632,663)	(143,723)

Income before income tax expense	9,005,887	7,567,816

Income tax expense	2,072,593	1,891,955

Net income before allocation to non-controlling interests	6,933,294	5,675,861

Less: Net income attributable to non-controlling interests	69,137	56,759
Net income attributable to China Ruitai	6,864,157	5,619,102

Other comprehensive income
Net Income before allocation to non-controlling interest	6,933,294	5,675,861
Foreign Currency Translation Adjustment	925,958	43,448

Comprehensive income	$7,859,252	$5,719,309
Less: Comprehensive income attributable to non-controlling interests	78,417	57,193
Comprehensive income attributable to China Ruitai	$7,780,835	$5,662,116

Earnings per share – Basic and diluted	$0.26	$0.22
Weighted average number of common shares outstanding - Basic and diluted	26,000,000	26,000,000

CHINA RUITAI INTERNATIONAL HOLDINGS CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2010	2009
Cash flows from operating activities:
Net income before allocation to non-controlling interests	$6,933,294	$5,675,861
Adjustments to reconcile net income before non-controlling interests to net cash provided by operation activities
Depreciation	2,311,067	1,301,926
Amortization of land use rights	110,223	107,112
Bad debt provision	(488,831)	34,261
Stock based compensation	-	165,978
Changes in operating assets and liabilities:
Restricted cash	23,337,636	(13,887,102)
Accounts receivable	(494,961)	(829,120)
Notes receivable	4,546,011	1,110,428
Advance to suppliers	754,734	686,574
Inventories	(1,032,220)	44,943
Other receivables	(762,035)	371,635
Accounts payable	1,273,087	383,304
Notes payable	(32,749,401)	20,757,563
Advance from customers	541,960	(292,229)
Income tax payable	(1,093,085)	1,369,430
Other payables	851,162	(61,936)
Net cash provided by operating activities	4,038,641	16,938,628

Cash flows from investing activities:
Purchase of property and equipment	(1,801,126)	(1,536,365)
Loans to a related party	-	(15,443,828)

Net cash used in investing activities	(1,801,126)	(16,980,193)

Cash flows from financing activities:
Net proceeds from bank loans	13,866,863	5,116,300
Repayment in amount due to related party	(1,647,222)	-
Loan from employees	(55,083)	(235,162)

Net cash provided by financing activities	12,164,558	4,881,138

Effect of exchange rate fluctuation on cash and cash equivalent	710,018	15,499
Net increase in cash and cash equivalent	14,402,073	4,839,573

Cash and cash equivalent- beginning of year	10,714,528	5,319,456

Cash and cash equivalent-end of year Supplemental disclosure of cash flow information:	$25,286,619	$10,174,528
Cash paid for interest expense	$2,347,235	$2,473,370
Cash paid for income tax	$3,165,678	$515,890
Supplemental disclosure of noncash investing and financing activities Repayment in amount due to related party by transferring out long-term investment at cost (see Note 9)	$888,960	$-
Collection in amount due from related party by receiving the ownership in real estate property at fair value (see Note 8)	$-	$36,710,934